Exhibit 99.1

701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779

(631) 981-9700 - www.lakeland.com

Lakeland Industries Determines to Exit Brazil

Discontinued Operations Accounting Treatment to be Implemented in the First Quarter of Fiscal 2016

Tax Benefit in Excess of $9.5 Million Expected

Company Delays Reporting of Form 10-K for 2015 Fiscal Year Ended January 31, 2015

RONKONKOMA, NY -- April 30, 2015 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced its decision to exit Brazil. As part of its exit strategy, the Board of Directors, after extensively considering a number of options and the advice of its Brazilian legal counsel, approved a sale of the Brazilian operations, which have been unprofitable for the last several years, to a current officer of its Brazilian subsidiary, subject to negotiation and entry into a definitive agreement. The sale would involve the assumption of a substantial amount of liabilities by the buyer and additional funding from the Company. Any such sale or other action is subject to the approval of the Company’s senior lender, Alostar Bank of Commerce. Based upon management’s discussions with Alostar, the Company anticipates receiving formal approval from the bank in approximately forty-five days. With this exit from Brazil and certain other matters, the Company expects to make the following filings with the Securities and Exchange Commission:

•	A Form 8-K to detail the Company’s plans for an orderly exit and transition out of Brazil.
•	A Form 12b-25 to report the delayed filing of this year’s annual report on Form 10-K as a result of the ongoing exploration of strategic alternatives by the Company in respect of its Brazilian operations and the additional time required by the Company to determine the disclosures associated with accounting for the discontinued Brazilian operations and related issues. The Company expects to announce its fiscal 2015 year-end results as soon as practical and will issue an earnings release and conference call advisory announcing the timing for the release upon the finalization of the financial statements. As required by the SEC rules related to this Form for significant changes in results of operations, the Company will disclose substantially improved fiscal fourth quarter 2015 financial results as compared to the prior year’s fiscal fourth quarter due in part to an increase in sales of specialty protective suits worn by healthcare workers and others in view of the recent Ebola crisis and otherwise overall strengthening of the Company’s operations.
•	This year’s Form 10-K is expected to reflect (i) a prior period adjustment to its Brazilian subsidiary’s balance sheets as at January 31, 2013 and January 31, 2014 of US $1.3 million in connection with its lawsuit against the federal Brazilian government since 2002 and primarily related to judicial deposits made by the Brazilian subsidiary since 2006, (ii) a prior period adjustment to its balance sheets as at January 31, 2013 and January 31, 2014 of US $1.9 million related to a credit against future VAT taxes payable by the Brazilian subsidiary to the Brazilian government, and (iii) a prior period adjustment of US $0.7 million to the Brazilian subsidiary’s balance sheets as at January 31, 2013 and January 31, 2014 as a reduction to the US dollar amount of the VAT liability. More specifically, in its prior fiscal years, the Brazilian subsidiary recorded the aforementioned US $1.3 million judicial deposit as an asset, but without a contra reserve account, based upon it being highly probable the judicial deposit would be returned to it. As the Company subsequently determined that the accounting standards require a contra account in the full amount of the asset, as the collection of this asset is not certain, a decision was made to adjust the balance sheets to record such contra account. Also, in the prior fiscal years, based upon similar assumptions, a US $1.9 million credit was recorded in 2010 for overpayment of VAT taxes as an asset. Because the possibility exists that the VAT tax credit could be opposed by the Brazilian government, however remote, it was determined that the accounting rules prohibit this credit from being recorded as a contingent asset and therefore the Company is adjusting the balance sheets as at January 31, 2013 and January 31, 2014 accordingly. It should be noted that these assets would have been eliminated in any case in the event of the effectuation of the proposed sale of the Company’s Brazilian subsidiary. The VAT liability was not entered on the Brazil subsidiary’s books in earlier years but was treated as a consolidation entry and, accordingly, was not adjusted by the changing foreign exchange rates. This will be a favorable adjustment and will reduce the liability in US dollars. These adjustments will be made directly to the Brazilian subsidiary’s balance sheets as at January 31, 2013 and January 31, 2014 to retained earnings or to Other Comprehensive Income, will have no net impact on the Company’s income statements or earnings (loss) per share for the fiscal years ended January 31, 2014 and January 31, 2015 and will be set out in detail in this year’s annual report on Form 10-K.

•	Commencing with its first fiscal quarter 2016 Form 10-Q, historical and future financial results from the Brazilian operations will be reflected as discontinued operations in accordance with Generally Accepted Accounting Principles (“GAAP”). Discontinued operations accounting will entail the reclassification of all of the financial results of the Brazil operations within the consolidated financial results of the parent company, and a restatement of prior periods to reflect the same treatment. The global operations of Lakeland Industries excluding Brazil will be shown in financial reports as Continuing Operations, with the operations in Brazil presented as a separate line item under Discontinued Operations. Further enhancements will be realized from a worthless stock deduction for Brazil that the Company will claim which it anticipates will generate a benefit for USA taxes of approximately US $9.5 million net of a US $3.1 million valuation allowance. The Company has yet to determine whether this USA tax benefit will be reflected in the Company’s financial results for the fourth quarter of fiscal 2015 or the first quarter of fiscal 2016, but will advise as such when the Company issues its earnings. This will mean that the Company will not be expected to have to pay cash taxes in the USA for years to come (although there will be such charges, non-cash, for accounting purposes) and will result in enhanced Free Cash Flow (earnings before interest, taxes, depreciation and amortization, less cash paid for income taxes and less capital expenditures) as the USA generates profits.

During the course of its operations in Brazil, the Company’s Brazilian subsidiary has been named in numerous labor proceedings in Brazilian courts in which plaintiffs are seeking a total of nearly US $8,000,000 in damages from the Brazilian subsidiary. The Company believes many of these claims are without merit and the amount of damages being sought is significantly higher than any damages which may have been incurred. The Company estimates these claims can ultimately be resolved for less than US $1,000,000, but it is reasonably possible that the amount may be as high as US $1,500,000. In the case of a sale of the Company’s Brazilian subsidiary, the buyer would assume these liabilities, as well as the Brazilian subsidiary’s VAT tax liabilities. In order to effectuate a sale and aid the buyer to meet these and other liabilities, it is anticipated the Company would contribute funding of slightly less than US $1,600,000 to the buyer, subject to possible repayment from the buyer and possible recoupment through a land sale.

The Company currently estimates that it will incur total pre-tax exit and disposal costs of approximately US $1.9 million, consisting of approximately US $1.6 million of funding to the buyer in connection with the sale of the Brazilian subsidiary and approximately US $300,000 for legal and accounting fees and expenses. The foregoing are estimates only. Actual amounts will not be known until the Company has fully implemented the proposed sale transaction. The Company anticipates its contribution to the buyer will go towards payment of severance costs, taxes, supplier termination fees, VAT tax litigation fees, labor court claims and other of the buyer’s transaction costs and expenses. The Company expects to accrue the full amount of the expected exit and disposal costs during the second fiscal quarter of 2016 concurrent with the expected closing of the sale transaction. The Company believes these amounts will be more than offset by the anticipated benefit for USA taxes as described above.

The Company expects an aggregate net gain and an overall increase to stockholders equity as a result of the matters discussed in this press release, which will be reported over several reporting periods.

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, commented, “Once fully implemented, the plan to exit from our operations in Brazil is expected to deliver multiple benefits. These advantages are worth the more complex accounting work and potential continuing liabilities from, among other things, labor disputes, VAT taxes and other issues faced by the Company in Brazil. The Company’s financial performance will be improved since we will be formally discontinuing operations and thereby removing the Brazil business unit’s contributions which in recent years had been experiencing net losses amid declining revenues. The end results anticipate the removal of a business that has been a drain on management’s time and our consolidated financial performance for the past several years, and that ultimately our actions will favorably contribute to improvements in net income and cash flow.”

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.